                                  [Letterhead]


                                March 6, 2000

USINTERNETWORKING, Inc.
One USI Plaza
Annapolis, Maryland 21401-7478

         Re: REGISTRATION BY USINTERNETWORKING, INC. ON FORM S-1 OF $125,000,000 OF 7% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 1, 2004 AND 7,545,272 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF AND 113,372 SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

Ladies and Gentlemen:

                  In connection with the Registration Statement on Form S-1 (File No. 333-93299) filed by USINTERNETWORKING, Inc. (the "Company")on December 21, 1999 and amended by Amendment No. 1 on March 6, 2000 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), you have requested our opinion with respect to the matters set forth below. The Registration Statement relates to the registration of: (i) $125,000,000 aggregate principal amount of 7% Convertible Subordinated Notes due November 1, 2004 (the "Convertible Notes"); (ii) 7,545,272 shares of common stock, $.001 par value, of the Company issuable upon conversion of the Convertible Notes (the "Common Shares"); and (iii) 113,372 shares of common stock held by five of the Company's stockholders in the names and amounts set forth on Schedule A attached hereto (the "Selling Stockholders Shares").

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USINTERNETWORKING, Inc
March 6, 2000
Page 2

                  The Convertible Notes were issued under an Indenture, dated as of October 29, 1999, between the Company, as issuer, and The Bank of New York, as Trustee. A holder of the Convertible Notes may, at any time prior to the close of business on November 1, 2004, convert the principal amount of a Convertible Note (or any portion thereof equal to $1,000 or any integral multiple thereof) into shares of Common Stock at the conversion price of $16.57 per share, subject to adjustment (the "Conversion Price").

                  In our capacity as your counsel in connection with such registration, we are generally familiar with the proceedings taken by the Company in connection with: (i) the authorization and issuance of the Convertible Notes; (ii) the authorization of the Common Stock; and (iii) the authorization and issuance of the Selling Stockholders Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction, of all such documents, corporate records and instruments of the Company as we have deemed necessary or appropriate for purposes of this opinion.

                  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents submitted to us as copies.

                  We are opining herein as to the effect on the subject transaction only of laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

                  Subject to the foregoing and the other qualifications set forth herein, it is our opinion that, as to the date hereof:

         1. The Convertible Notes have been duly authorized, executed and delivered by the Company and are binding obligations of the Company, enforceable against the Company in accordance with their terms;

         2. The shares of Common Stock issuable upon conversion of the Notes have been duly authorized and reserved for issuance upon conversion of the Convertible Notes, and when issued upon of the Convertible Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable.

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USINTERNETWORKING, Inc
March 6, 2000
Page 3

         3. The Selling Stockholder Shares have been duly authorized, validly issued and are fully paid and nonassessable.

                  The opinions rendered in paragraph 1 above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws.

                  To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters".

                                                              Very truly yours,

LATHAM & WATKINS

USinternetworking, Inc.
March 6, 2000
Page 4

                                   SCHEDULE 1

                              SELLING STOCKHOLDERS



                                                               NUMBER OF
                                                           SHARES OF COMMON
          NAME OF SELLING STOCKHOLDER                      STOCK TO BE SOLD
          ---------------------------                      ----------------
          Luis Sebastian Alegrett .....................         43,608
          Carlos E. Bravo .............................          5,388
          Michael Q. Mai ..............................         26,590
          Vicente Perez de Tudela .....................          9,573
          Southeastern Technology Fund L.P. ...........         48,213
                                                               -------
                   Total ..............................        133,372
